Exhibit (j) (1)


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated June 23, 2006, relating to the financial statements and financial highlights which appear in the April 30, 2006 Annual Report to Shareholders of Columbia Core Bond Fund (formerly Columbia Quality Plus Bond Fund), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.




/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
August 25, 2006